Trading Symbol (LMD:TSX V) 151 Bloor St West, Ste 890 Toronto ON Canada M5S 1S4 T +1 416 927 7000 F +1 416 927 1222 www.lingomedia.com
PRESS RELEASE	FOR IMMEDIATE RELEASE

Lingo Media Reports Q1 2005 Results

Toronto, Canada, May 30, 2005 - Lingo Media Inc. (LMD: TSX V; LNGMF: OTC BB), (“Lingo Media” or the “Company”), a leading educational publisher in China, announces its financial results for the three month period ended March 31, 2005.

The first quarter ended March 31, 2005 compared with Q1 2004, reported in Canadian dollars, are as follows:

	For the three months ended March 31
	2005	2004
Revenue	$5,474	$7,624
Net loss	$(265,630)	$(201,329)
Loss per share	$(0.01)	$(0.01)

The complete annual financial statements for the year ended December 31, 2004 are available for viewing and download at www.sedar.com.

Q1 2005 Business Highlights:

During the first quarter, the Company successfully achieved the following milestones:

▪

Lingo Media surpassed its 90 millionth unit sold and eyes its 100 millionth unit sold of its English language learning programs across China.

▪

Lingo Media opened up a new office in Beijing as it focuses on its China Expansion Plan.

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Subsequent to quarter end, Lingo Media signed a Letter of Intent with Sanlong Cultural Media Enterprise to form a joint venture company focused on distributing educational newspapers through a direct-to-consumer sales channel.

About Lingo Media

Lingo Media is a leading publisher of English language learning programs in China, incorporating print, audio/video cassette and CD-based products for students and teachers from pre-school through university.  Founded in 1996, Lingo Media has an established presence in the Chinese educational market consisting of more than 300 million English language students.  To date, over 90 million units from Lingo Media's library of more than 250 program titles have been published and sold in China.

For further information, contact:

Lingo Media

Michael Kraft, President & CEO

Tel: (416) 927-7000, ext. 23

Toll Free Tel: (866) 927-7011

Email: investor@lingomedia.com

To learn more, visit www.lingomedia.com

Portions of this press release include "forward-looking statements", which may be understood as any statement other than a statement of historical fact.  Forward-looking statements contained in this press release are made pursuant to the safe harbour provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances.  Actual results may vary materially from management's expectations and projections expressed in this press release.  Certain factors that can affect the Company's ability to achieve projected results are described in the Company's Annual Report 20-F and other reports filed with the Securities and Exchange Commission.

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